Exhibit 10.2

EXECUTION COPY

EYEBLASTER INC.

SERIES A-1 CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT

SERIES A-1 CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT (this “Agreement”) dated as of April 16, 2007, by and among Eyeblaster, Inc., a Delaware corporation (the “Company”) and Sycamore Technologies Ventures L.P., an Israeli limited partnership (the “Investor”).

PREAMBLE

WHEREAS, the Company desires to sell to the Investor and the Investor desires to purchase from the Company 2,068,966 shares of Series A-1 Convertible Preferred Stock of the Company, $0.001 par value per share (the “Series A-1 Preferred Stock”), at a price per Share equal to the Original Issue Price (as defined below) and with the designations, preferences, and rights set forth in the Amended and Restated Certificate of Incorporation of the Company (the “Restated Certificate”) attached hereto as Exhibit A;

WHEREAS, at the Closing (as defined below), the Company shall repurchase from certain stockholders of the Company up to 1,724,137 shares of the Company for an aggregate amount of up to US$25 million, all upon the terms and subject to the conditions set forth in this Agreement and the Repurchase Agreements (as defined below); and

WHEREAS, immediately prior to the Closing, all shares of preferred stock of the Company that are not Series A-1 Preferred Stock shall be converted into shares of common stock of the Company on a one for one basis.

NOW THEREFORE, in consideration of the foregoing and of the agreements set forth below, the parties agree as follows:

Section 1. Sale and Purchase.

(a) Authorization of Issuance and Sale; Reservation of Reserved Shares.

Subject to the terms and conditions hereof, the Company has authorized the issuance and sale of 2,068,966 shares of the Series A-1 Preferred Stock (the “Shares”).

(b) Sale and Purchase of Shares; Repurchase.

Subject to the terms and conditions of this Agreement, at the Closing, the Investor shall purchase from the Company the Shares, at a price of US$14.50 per Share (the “Original Issue Price”), for an aggregate purchase price of US$30 million (the "Total Investment Amount"). The Company shall issue and deliver to the Investor a stock certificate representing the Shares purchased by the Investor at the Closing.

Subject to the terms and conditions of this Agreement and the Repurchase

Agreements, at the Closing, the Company shall repurchase from the individuals and entities listed on Annex II hereto, with the proceeds of the issuance of the Shares, such number of shares of the Company set forth opposite such individual's or entity's name on Annex II in consideration for an aggregate amount of up to US$25 million, at a price per share equal to the Original Issue Price (the “Repurchase”).

Section 2. Closing.

The closing of the sale and purchase of the Shares and the Repurchase (the “Closing”) shall take place at the offices of Naschitz, Brandes & Co., 5 Tuval Street, Tel Aviv, Israel, at such time as the parties shall agree. The date of the Closing is referred to herein as the “Closing Date”.

Section 3. Representations and Warranties of the Company.

The Company hereby represents and warrants to the Investor as of the date hereof and as of the Closing Date, as follows:

(a) Organization.

The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business and, where such concept is applicable, is in good standing in each other jurisdiction in which it conducts business, has assets or employees or maintains an office and has all requisite corporate power and authority to own, lease and operate the assets used in its business, to carry on its business as presently conducted, to enter into the Documents (as defined below), to perform its obligations thereunder, and to consummate the transactions contemplated thereby. Attached as Schedules 3(a)(i) and (ii), respectively, are correct and complete copies of the Certificate of Incorporation, as in effect immediately before the filing of the Restated Certificate, and the By-laws of the Company, as in effect on the date hereof (the “Certificate of Incorporation” and the “By-laws” respectively). For purposes of this Agreement, the term “Documents” means (i) this Agreement, (ii) the Restated Certificate, (iii) the Stockholders’ Agreement to be entered into at Closing, in the form of Exhibit B hereto (as amended, the “Stockholders’ Agreement”), and (iv) the Registration Rights Agreement to be entered into at Closing, in the form of Exhibit C hereto (as amended, the “Registration Rights Agreement”) and all other documents, agreements and instruments executed and delivered in connection herewith and therewith, in each case, as amended, modified or supplemented from time to time.

(b) Subsidiaries.

Except as set forth on Schedule 3(b), the Company has no subsidiaries and does not otherwise own or control, directly or indirectly, any equity or voting interest in any Person, nor has the Company made any commitment or subscribed for the purchase of any such equity or voting interest. The term “control” includes, the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. The term “Person” shall include any natural person, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and other entity or Governmental

Authority. The term “Governmental Authority” means any federal, state, municipal, foreign or other government, governmental department, commission, board, bureau, agency or instrumentality, or any court or tribunal. The term “subsidiary” shall mean any Person in which the Company beneficially owns, directly or indirectly, at least 50% of either the equity interests or voting power of or in such Person. References herein to the Company’s “subsidiaries” or a “subsidiary” include both direct and indirect subsidiaries of the Company.

Except as set forth on Schedule 3(b), either the Company or one of its subsidiaries holds of record and owns beneficially all of the outstanding equity securities of each subsidiary of the Company, free and clear of any Encumbrances (as defined below).

(c) Authorization of the Documents; No Conflicts.

The Company has all requisite corporate power and authority to execute, deliver and perform the Documents and to consummate the transactions contemplated thereby. The execution, delivery and performance by the Company of the Documents have been duly authorized by all requisite corporate and stockholder action of the Company and its stockholders, and each Document constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles. The Company’s execution, delivery and performance of the Documents to which it is a party, its consummation of the transactions contemplated thereby and its compliance with the provisions thereof will not (a) violate any provision of any Law (as defined below) applicable to the Company or any of its properties or assets or (b) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute (with due notice or lapse of time, or both) a default or give rise to any right of termination, cancellation or acceleration under, or result in the creation of any Encumbrance upon any of the properties or assets of the Company or under the Certificate of Incorporation, Restated Certificate, By-laws or any Contract.

(d) No Consent or Approval Required.

Except as set forth on Schedule 3(d) hereto, no consent, approval or authorization of, or declaration to or filing with (including pursuant to any federal or state securities laws), any Person is required for the valid authorization, execution and delivery by the Company of any Document or for its consummation of the transactions contemplated thereby or for the valid authorization, issuance and delivery of the Shares. There are no blue sky filings required in connection with the transactions contemplated hereby.

(e) Capitalization.

The capital stock of the Company on the date hereof consists solely of: (i) 9,000,000 shares of Common Stock, $.001 par value (“Common Stock”), of which: (A) 1,428,603 shares are issued and outstanding and owned by the Persons listed on Schedule 3(e)(i), (B) 2,060,310 shares are reserved for issuance upon the exercise of options granted or to be granted under the Company’s Third Amended and Restated Stock Option and Incentive Plan (the “Option Plan”), (C) 157,379 shares are reserved for issuance upon the exercise of warrants for

Common Stock, and (D) 5,365,396 shares are reserved for issuance upon conversion of Preferred Stock; and (ii) 6,020,000 shares of authorized Preferred Stock, $0.001 par value (“Preferred Stock”), of which: (A) 50,500 shares have been designated Series A Convertible Preferred Stock, of which 21,625 shares are issued and outstanding and owned by the Persons listed on Schedule 3(e)(i); (B) 408,000 shares have been designated Series B1 Convertible Preferred Stock, of which 136,909 shares are issued and outstanding and owned by the Persons listed on Schedule 3(e)(i); (C) 2,000,000 shares have been designated Series B2 Convertible Preferred Stock, of which 1,530,809 shares are issued and outstanding and owned by the Persons listed on Schedule 3(e)(i); (D) 300,000 shares have been designated Series C1 Convertible Preferred Stock, of which 222,488 shares are issued and outstanding and owned by the Persons listed on Schedule 3(e)(i); (E) 111,500 shares have been designated Series C3 Convertible Preferred Stock, of which 51,183 shares are issued and outstanding and owned by the Persons listed on Schedule 3(e)(i), (F) 150,000 shares have been designed Series D Convertible Preferred Stock, of which 133,531 shares are issued and outstanding and owned by the Persons listed on Schedule 3(e)(i), and (G) 3,000,000 shares have been designated Series E Convertible Preferred Stock, of which 2,065,000 shares are issued and outstanding and owned by the Persons listed on Schedule 3(e)(i).

On the date hereof, the capital stock, options and warrants of the Company listed on Schedule 3(e)(i), are issued and outstanding and owned by the Persons listed separately in the Schedule. Schedule 3(e)(i) accurately sets forth, with respect to each option, warrant or other right to purchase shares of the Company’s capital stock (a “Company Option”), on an aggregate basis: (A) the total number of shares of capital stock that are subject to such Company Option and the number of shares of capital stock with respect to which such Company Option is exercisable by March 31, 2007, (B) the date on which such Company Option was granted and the term of such Company Option, (C) the vesting schedule for such Company Option, and (D) the exercise price per share purchasable under such Company Option.

All of the Company’s and its subsidiaries’ issued and outstanding shares of capital stock (or other equity securities) have been duly authorized and validly issued and are fully paid and nonassessable. Except as provided in Schedule 3(e)(i) and in this Agreement, (i) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of the Company or any of its subsidiaries is authorized or outstanding, (ii) neither the Company nor any of its subsidiaries has any obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right or to issue or distribute to holders of any shares of its capital stock or other equity securities any evidences of indebtedness or assets of the Company or such subsidiary, (iii) except as set forth in the Repurchase Agreements, neither the Company nor any of its subsidiaries has any obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock (or other equity securities) or any interest therein or to pay any dividend or make any other distribution in respect thereof, and (iv) there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company or any of its subsidiaries. All of the issued and outstanding shares of the Company’s and its subsidiaries’ capital stock (or other equity securities) have been offered, issued and sold by the Company or such subsidiary in compliance with applicable federal and state securities Laws.

Under the Option Plan, (i) 184,464 shares have been issued pursuant to the exercise of outstanding options (of which 63,500 were previously repurchased) and are listed on

Schedule 3(e)(i), (ii) options to purchase 1,548,349 shares have been granted and are currently outstanding (as listed in Schedule 3(e)(i)), and (iii) 337,185 shares of Common Stock remain available for future issuance to officers, directors, employees and consultants of the Company. Neither the Company nor any of its subsidiaries has made any representations or entered into any agreements regarding equity incentives to any officer, employee, director or consultant that are inconsistent with the share amounts and terms set forth on Schedule 3(e)(i). Immediately prior to the Closing, the Company shall amend and restate the Option Plan and increase the number of shares of Common Stock authorized under the Option Plan by 1,400,000 so that the total number of options available for issuance shall be 1,737,185.

Immediately following the Closing, the Shares shall represent at least twenty one and a half percents (21.5%) of the Company’s Common Stock (calculated on a fully diluted as-converted basis and including, as outstanding, securities, shares of Common Stock authorized or reserved under the Option Plan and treating all outstanding securities of the Company that are convertible into or exercisable or exchangeable for, shares of Common Stock, as the maximum number of shares of Common Stock issuable with respect to such securities (“Fully Diluted Basis”)). Schedule 3(e)(ii) hereto sets forth the Company’s capitalization immediately following the Closing. The Shares, when issued at the Closing, shall be validly issued and outstanding, fully paid and nonassessable, and not subject to any preemptive rights, rights of first refusal or other similar rights of the stockholders of the Company.

The shares of capital stock of the Company that are subject to the Repurchase, will be validly and duly repurchased on or prior to the Closing and the shares of capital stock of the Company that are subject to the Conversion of Shares (as defined below) will be validly and duly converted, on or prior to the Closing, into shares of Common Stock.

No stock plan, stock purchase, stock option or other agreement or understanding between the Company and any holder of any equity securities or rights to purchase equity securities of the Company provides for acceleration or other changes in the vesting provisions or other terms of such agreement or understanding as the result of (i) termination of employment or consulting services; (ii) any merger, sale of stock or assets, change in control or any other transaction(s) by the Company; or (iii) the occurrence of any other event or combination of events.

(f) Defaults.

Except as set forth on Schedule 3(f) hereto, neither the Company nor any of its subsidiaries is in default (i) under the Certificate of Incorporation or the By-laws (or such subsidiary’s certificate of incorporation or formation, by-laws or other organizational or governance document), or any Contract to which the Company or such subsidiary is a party or by which the Company or such subsidiary or any of such Person’s properties are bound or affected, except for such defaults that would not have a material adverse effect on the business, conditions or affairs of the Company or its subsidiaries, taken as a whole or (ii) to the Company's best knowledge, under any Law. To the Company's best knowledge, there exists no condition, event or act which constitutes, or which, after notice, lapse of time or both, would constitute, a default under any of the foregoing. The term “Law” means, as to any Person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates or orders of any Governmental

Authority applicable to such Person or any of its properties or assets, and all Judgments applicable to such Person, and the term “Judgments” means all judgments, injunctions, citations, orders and decrees of all courts and arbitrators in proceedings or actions in which the Person in question is a party or by which any of its assets or properties is bound.

(g) Financial Information; Books and Records.

The Company has furnished to the Investor a complete and correct copy of the audited consolidated balance sheet of the Company as of each of the fiscal years ended December 31, 2005 and December 31, 2006 , and the related statements of income, stockholders’ equity and cash flows for each of the fiscal years then ended, in each case, together with the notes thereto, prepared by Ernst & Young LLP, the Company's independent certified public accountants (collectively, the “Financial Statements”). The Financial Statements were prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) and in accordance with the books and records of the Company and present fairly in all material respects the financial condition and results of operations of the Company and its subsidiaries, at the dates and for the periods indicated.

The minute books of the Company and its subsidiaries which have been provided to the Investor contain accurate and complete copies of the minutes of every meeting of the Company’s stockholders and board of directors (and any committee thereof) since January 1, 2004. No resolutions have been passed, enacted, consented to or adopted by the directors (or any committee thereof) or stockholders of the Company and its subsidiaries, after January 1, 2004 except for those contained in such minute books. The corporate records of the Company and its subsidiaries have been maintained in accordance with all applicable statutory requirements and are complete and accurate in all material respects.

(h) Absence of Undisclosed Liabilities.

Except as set forth on Schedule 3(h), neither the Company nor any of its subsidiaries has any liability or obligation of any nature (whether known or unknown, matured or immature, secured or unsecured, fixed or contingent, accrued or unaccrued) (“Liabilities”), except for (a) Liabilities disclosed on the Financial Statements, (b) Liabilities which have arisen since December 31, 2006 in the ordinary course of business and (c) Liabilities, which, separately, do not exceed the amount of US$25,000 and, in the aggregate, do not exceed the amount of US$150,000.

(i) Absence of Changes.

Except as set forth on Schedule 3(i) hereto or in the Financial Statements, since December 31, 2006, there has not been (i) any material adverse change in the business, affairs, operations, assets, properties, Liabilities, results of operations, or condition (financial or otherwise) of the Company or any of its subsidiaries (taken as a whole) (a “Material Adverse Change”), (ii) any borrowing or agreement to borrow funds or any Liability incurred by the Company or any of its subsidiaries, other than current Liabilities incurred in the ordinary course of business consistent in type and amount with past practice, (iii) any asset or property of the Company or any of its subsidiaries made subject to any Encumbrance of any kind, (iv) any waiver of any right of the Company or any of its subsidiaries, or the cancellation of any debt owed to or claim held by the Company or any of its subsidiaries, (v) except as set forth in the Repurchase Agreements, any payment of dividends on, or other distribution with respect to, or any direct or indirect redemption, purchase or acquisition of, any shares of the capital stock or other securities of the Company or any of its subsidiaries, (vi) any issuance of any stock, bond or other security of the Company or any of its subsidiaries other than issuance of securities under the Company's stock option plan, (vii) any disposition of any material tangible or intangible asset of the Company or any of its subsidiaries, (viii) any loan or guarantee by the Company or any of its subsidiaries to or with respect to the Liability of any officer, director, employee, consultant, agent, affiliate or stockholder of the Company or any of its subsidiaries (other than advances to such persons in the ordinary course of business consistent with past practice in connection with bona fide business expenses), (ix) any damage, destruction or loss (whether or not covered by insurance) of any material asset of the Company or any of its subsidiaries, (x) any extraordinary increase in the compensation paid or payable to any officer, director, employee, consultant or agent of the Company or any of its subsidiaries or the entry into any employment, severance, or similar agreement with any director, officer or senior employee of the Company or any of its subsidiaries, (xi) any write-down of the value of any inventory, or any write-off as uncollectible of any account or note receivable of the Company or any of its subsidiaries that is not consistent in type and amount with the Company’s or such subsidiary’s past practice, (xii) any change in the accounting methods, practices or policies followed by the Company or any of its subsidiaries or any change in depreciation or amortization policies or rates theretofore adopted, which has not been adequately provided for or disclosed in the Financial Statements, (xiii) entry into, modification, termination of or receipt of notice of termination of any Contract, (xiv) any resignation or termination of employment of any officer or key employee of the Company or any of its subsidiaries, and the Company, to the best of its knowledge, does not know of the impending resignation or termination of employment of any officer or key employee of the Company or any of its subsidiaries, (xv) any satisfaction or discharge of any Encumbrance by the Company or any of its subsidiaries, or (xvi) any agreement or commitment with respect to any of the foregoing matters.

(j) Title to Assets, Properties and Rights.

Schedule 3(j) hereto contains a complete and accurate list of all tangible properties and assets, whether real or personal, owned or leased by the Company or any of its subsidiaries (specifically stating, for each such item, whether it is owned or leased). Except as is set forth on Schedule 3(j), all properties, interests in properties and assets (real, personal, intangible or mixed) used by the Company or any of its subsidiaries in the conduct of its business, are free and clear of all mortgages, Judgments, claims, liens, security interests, pledges, escrows, charges, pre-emptive rights, rights of first offer or first refusal or other encumbrances of any kind or character whatsoever (“Encumbrances”).

(k) Intellectual Property Rights.

(i) Except as set forth on Schedule 3(k)(i) hereto:

(A) the Company and each of its subsidiaries owns, licenses or otherwise possesses valid rights to use, and has made timely and proper application for, all Intellectual Property Rights necessary or used in the conduct of its business as currently and heretofore conducted and as currently proposed to be conducted, all of which Intellectual Property Rights other than general commercial software (e.g., “shrink wrap” licenses for Microsoft Word or Excel) are identified on Schedule 3(k)(ii) (collectively, the “Requisite Rights”). To the Company's best knowledge, the Company and each of its subsidiaries has exclusive rights to the Requisite Rights owned by it, and no Person other than the Company or any subsidiary thereof (as the case may be) has any ownership right, title, interest, claim in or Encumbrance on any of such Requisite Rights, and there are no outstanding options, licenses, or agreements of any kind relating to the foregoing, nor is the Company or any of its subsidiaries bound by or a party to any options, licenses or agreements of any kind with respect to such Requisite Rights;

(B) no royalties, honoraria or fees are payable by the Company or any of its subsidiaries to other Persons by reason of the ownership or use of the Requisite Rights;

(C) To the Company's best knowledge, no product, service or process manufactured, marketed, sold or used, or currently proposed to be manufactured, marketed, distributed, sold or used by the Company or any of its subsidiaries violates, or will violate, any license, or infringes, or will infringe upon any current Intellectual Property Rights of any other Person;

(D) there is no pending or, to the best knowledge of the Company (after reasonable inquiry), threatened, Proceeding naming the Company or any of its subsidiaries (nor does there exist any basis therefor known to the Company) contesting the validity of or right to use any of the Requisite Rights, nor has the Company or any of its subsidiaries received any notice that any of the Requisite Rights or the operation or proposed operation of the Company’s or any subsidiary’s business conflicts, or will conflict, with the asserted rights of others (nor, to the best knowledge of the Company, does there exist any basis for any such conflict); and

(E) each officer and employee of the Company or any of its subsidiaries has executed and delivered an agreement with the Company or such subsidiary relating to non-competition, non-solicitation of customers and employees of the Company or any of its subsidiaries, and each officer, employee and consultant of the Company or any of its subsidiaries has executed and delivered an agreement with the Company or such subsidiary relating to non-disclosure, proprietary information and patent and invention assignment, substantially in the form made available to the Investor, and the Company is not aware that any of its or its subsidiaries' officers, employees and consultants are in violation thereof.

(ii) The term “Intellectual Property Rights” means all intellectual property rights, including, without limitation, patents, patent applications, patent rights,

trademarks, trademark applications and registrations, trade names, service marks, service mark applications and registrations, domain names, domain name applications, trade dress, logos and designs and goodwill connected with the foregoing, copyrights and copyright rights, copyright applications and registrations, know-how, franchises, licenses, trade secrets, proprietary processes and technology, source codes, formulae and documentation constituting, describing or related to the foregoing.

(l) Employment of Officers, Employees and Consultants.

Except as set forth on Schedule 3(l), no Person has, or, to the best knowledge of the Company may assert, any valid claim against the Company or any of its subsidiaries with respect to: (a) employment not terminable at will by, or association with, the Company, of any of the present officers or employees of the Company or any of its subsidiaries (collectively, the “Designated Persons”) or (b) the use, in connection with any business presently conducted or currently proposed to be conducted by the Company or any of its subsidiaries or any of the Designated Persons, of any information which the Company or any of its subsidiaries or any of the Designated Persons would be prohibited from using under any prior agreements or arrangements or any legal considerations applicable to unfair competition, trade secrets or proprietary information.

(m) ERISA Plans.

(i) Except as set forth on Schedule 3(m), neither the Company nor any of its subsidiaries maintains nor is it a party to (or ever maintained or was a party to) any “employee welfare benefit plan,” as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or any other written, unwritten, formal or informal plan or agreement involving direct or indirect compensation other than workers’ compensation, unemployment compensation and other government programs, under which the Company or any of its subsidiaries has any present or future obligation or Liability. Neither the Company nor any of its subsidiaries maintains nor is it a party to (or ever maintained or was a party to) any “employee pension benefit plan,” as defined in Section 3(2) of ERISA, and neither the Company nor any of its subsidiaries contribute to any “multiemployer plan” as defined in Section 3(37) of ERISA.

(ii) Schedule 3(m) hereto lists each employment, severance or other similar Contract, arrangement or policy (written or oral) providing for insurance coverage (including any self-insured arrangements), non-statutory workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits entered into, maintained or contributed to by the Company or any of its subsidiaries.

(n) Agreements.

Schedule 3(n) sets forth an accurate and complete list of all material contracts, indentures, leases, agreements and instruments (each, a “Contract” and, collectively, the “Contracts”), whether written or oral (including any and all amendments, modifications, supplements and side letters with respect thereto) to which the Company or any of its subsidiaries is a party, or by which such Person or any of such Person’s respective assets are bound. The Company has delivered to the Investor a correct and complete copy of each written agreement listed on Schedule 3(n) and a written summary setting forth the terms and conditions of each oral agreement referred to therein.

Without derogating from the generality of the foregoing and by way of illustration only, Contracts will include all loan agreements, agreements under which the Company or any of its subsidiaries has imposed an Encumbrance on any of its assets, tangible property leases, Intellectual Property Rights licenses, agreements or other arrangements imposing a non-competition or non-solicitation obligation on the Company or any of its subsidiaries, agreements and understandings with all material customers and suppliers of the Company or any of its subsidiaries, any agreements under which the Company or any of its subsidiaries has created, incurred, assumed or guaranteed any indebtedness for borrowed money, agreements concerning a partnership or joint venture, any profit sharing, share option, share purchase, share appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, or employees, any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis, any agreement under which the Company or any of its subsidiaries has advanced or loaned any amount to any of its directors, officers and employees or to any of its or their Affiliates, any agreement under which the consequences of a default or termination could have a material adverse effect on the business or financial condition, of the Company or any of its subsidiaries(taken as a whole). The term “Affiliate” means, with respect to any Person, any (a) director, officer, limited or general partner, member or stockholder holding 5% or more of the outstanding capital stock or other equity interests of such Person, (b) any spouse, parent, sibling or descendant of such Person (or a spouse, parent, sibling or descendant of a Person specified in clause (a) above relating to such Person) and (c) other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. All of the Contracts are enforceable in all respects in accordance with their terms and neither the Company or any of its subsidiaries nor, to the best knowledge of the Company, any other party thereto, is in breach or in default under (and no event has occurred which with notice or the passage of time or both would constitute a breach or default under) any such Contract. Except as set forth on Schedule 3(n) hereto, no Person has indicated that it may terminate or cancel any Contract. Except as set forth on Schedule 3(n) hereto, no Contract restricts or inhibits in any way the Company’s or any subsidiary’s right or ability to conduct its business in the United States or in any other jurisdiction in which it currently conducts, or currently proposes to conduct, its business or to use any Intellectual Property Rights or other rights related to the conduct of such business.

(o) Compliance; Licenses and Permits; Environmental Matters.

(i) To the Company's best knowledge, the Company and each of its subsidiaries has complied in all material respects with, and is not in violation in any respect of, any Law or Permit applicable to the business of the Company or any of its subsidiaries as presently or previously conducted. The Company and each of its subsidiaries has all licenses and permits of all Governmental Authorities (collectively, “Permits”) which are required for the conduct of the business presently conducted by the Company or any of its subsidiaries, which Permits (to the extent still required) are in full force and effect, and no violations are outstanding or uncured with respect to any such Permits and no Proceeding is pending or, to the best knowledge of the Company, threatened to revoke or limit any such Permits. Schedule 3(o) attached hereto lists all Permits of the Company or any of its subsidiaries which are used in or relate to such Person’s business, copies of which have been previously delivered to the Investor. To the best knowledge of the Company, no condition or event has occurred which, with notice or the passage of time or both, would constitute a violation of any Law or Permit.

(ii) The Company and each of its subsidiaries are in compliance with all Environmental and Safety Requirements, and there are no Proceedings pending or, to the best knowledge of the Company, threatened against the Company or any of its subsidiaries alleging any failure to so comply or involving any of its past operations or any real property currently used by the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries has received any written or oral notice or report with respect to it or its facilities regarding any (A) actual or alleged violation of Environmental and Safety Requirements or (B) actual or potential Liability arising under Environmental Safety Requirements, including, without limitation, any investigatory, remedial or corrective obligation. Neither the Company nor any of its subsidiaries has expressly assumed or undertaken any Liability of any other Person under any Environmental and Safety Requirements. Neither the Company nor any of its subsidiaries has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any substance, or owned or operated any real property in a manner that has given rise to Liabilities pursuant to CERCLA, SWDA or any other Environmental and Safety Requirement, including any Liability for response costs, corrective action costs, personal injury, property damage, natural resources damage or attorney fees, or any investigative, corrective or remedial obligations. “Environmental and Safety Requirements” means all Laws, orders, contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including, without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, including, but not limited to, the SWDA, the Clean Air Act, as amended, 42 U.S.C. §§ 7401 et seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C. §§ 1251 et seq., the Emergency Planning and Community Right-to-Know Act, as amended, 42 U.S.C. §§ 11001 et seq., CERCLA, the Hazardous Materials Transportation Uniform Safety Act, as amended, 49 U.S.C. §§ 5101 et seq., the Occupational Safety and Health Act of 1970, as amended, and the rules and regulations promulgated thereunder. “CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, and the rules and regulations promulgated thereunder. “SWDA” means the Solid Waste Disposal Act, as amended, and the rules and regulations promulgated thereunder.

(p) Labor Relations; Employees.

The Company’s and each of its subsidiaries’ employees as of the date hereof are listed on Schedule 3(p)(i). Except as set forth on Schedule 3(p)(i) hereto, (i) neither the Company nor any of its subsidiaries is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them prior to the Closing Date, (ii) there is no labor strike, dispute, slowdown or stoppage actually pending or, to the best knowledge of the Company, threatened against or involving the Company or any of its subsidiaries, and (iii) neither the Company nor any of its subsidiaries is a party to or bound by any collective bargaining agreement and neither any grievance nor any arbitration proceeding arising out of or under any collective bargaining agreement is pending and, to the best knowledge of the Company, no claim of any grievance has been asserted, (iv) to the Company's best knowledge, the Company and its subsidiaries have complied in all material respects with all legal and contractual requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, vacations, sick pay, severance pay, recuperation pay, benefits, collective bargaining, the payment of social security and similar taxes and occupational safety and health, and (v) neither the Company nor any of its subsidiaries has any material liabilities to existing or former employees or consultants, other than their salary for the current month, which have not been paid in full by the Company or any of its subsidiaries, as the case may be, or fully reserved for in the Financial Statements.

Schedule 3(p)(ii) hereto contains with respect to each director and officer of the Company and any subsidiary thereof, information regarding the position, date of hire, and employment status of each such person (including whether the person is on leave of absence and the dates of such leave and the anticipated date of return to full service).

(q) Litigation.

Except as set forth on Schedule 3(q) hereto, there is no action, suit, customer claim, counterclaim, proceeding or investigation at law or in equity or by or before any Governmental Authority or other agency (collectively, “Proceedings”) now pending or, to the best knowledge of the Company, threatened against or by the Company or any of its subsidiaries, nor, to the best knowledge of the Company, does there exist any basis for any such pending or threatened Proceeding.

(r) Tax Matters.

Except as set forth on Schedule 3(r) hereto, (i) the Company and each of its subsidiaries has filed all Tax returns, declarations of estimated Tax, Tax reports, information returns and statements (collectively, the “Returns”) required to be filed by it prior to the Closing Date (other than those for which extensions shall have been granted prior to the Closing Date); (ii) as of the time of filing, the Returns were true, complete and correct in all material respects and the Company and each of its subsidiaries has paid all Taxes required to be paid, whether or not shown on the Returns to be due; (iii) the Company and each of its subsidiaries has timely paid or made provisions on its Financial Statements for all Taxes payable for the period that ended on or before the Closing Date and for any period that began on or before the Closing Date and ends after the Closing Date, to the extent such Taxes are attributable to income earned or accrued in the portion of any such period ending on the Closing Date; (iv) neither the Company nor any of its subsidiaries is delinquent in the payment of any Taxes, nor has the Company or any of its subsidiaries requested any extension of time within which to file any Return, which Return has not since been filed; (v) there are no pending Tax audits of any Returns of the Company or any of its subsidiaries; (vi) no Encumbrance with respect to Taxes has been filed and no deficiency or addition to Taxes, interest or penalties for any Taxes with respect to any income, properties or operations of the Company or any of its subsidiaries has been proposed, asserted or assessed against the Company or any of its subsidiaries; (vii) neither the Company nor any of its subsidiaries has been granted any extension of the statute of limitations applicable to any Return or other Tax claim; (viii) neither the Company nor any of its subsidiaries has, since its inception, been a personal holding company within the meaning of Section 542 of the Internal Revenue Code of 1986, as amended (the “Code”); (ix) neither the Company nor any of its subsidiaries has made any election under Section 341(f) of the Code ; (x) the Company has never been a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code and Section 1.897-2(b) of the Regulations promulgated thereunder; (xi) neither the Company nor any of its subsidiaries, nor any of their respective stockholders, has ever filed an election pursuant to Section 1362 of the Code that the Company or such subsidiary be taxed as an S Corporation; and (xii) the Company, each of its subsidiaries, and each of their respective predecessors has complied with all applicable Laws relating to the payment and withholding of Taxes, including sales and use Taxes, and has withheld and paid over all amounts required by Law to be withheld and paid from the wages or salaries of employees, and neither the Company nor any of its subsidiaries is liable for any Taxes for failure to comply with such Laws. “Tax” means any of the Taxes and “Taxes” means, with respect to any Person, (A) all income Taxes (including any tax on or based upon net income, or gross income, or income as specially defined, or earnings, or profits, or selected items of income, earnings or profits) and all gross receipts, sales, value added, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, alternative or add-on minimum taxes, customs duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign) on such Person and (B) any Liability for the payment of any amount of the type described in the immediately preceding clause (A) as a result of (1) being a “transferee” (within the meaning of Section 6901 of the Code or any other applicable law) of another Person, (2) being a member of an affiliated, combined, consolidated or unitary group or (3) any Contractual Liability.

(s) Customers and Suppliers.

Schedule 3(s) sets forth a correct and complete list of each of the top five (5) customers and top three (3) suppliers of the Company and its subsidiaries (on a consolidated basis) who made purchases from or sales to the Company or any of its subsidiaries during the last two years and indicates with respect to each the nature of the relationship (including the principal categories of products or services bought or sold and the annual dollar value of products or services bought or sold). Except as set forth in Schedule 3(s), neither the Company nor any of its subsidiaries is required to provide any material bonding or other financial security arrangements in connection with any of its transactions with any such customer or supplier. Since December 31, 2006, no such customer or supplier has terminated its relationship with the Company or any of its subsidiaries, and the Company does not have any knowledge that any such customer or supplier intends to terminate its relationship with, or materially reduce its purchases from or sales to, the Company or any of its subsidiaries.

(t) Related Party Transactions.

Except as set forth on Schedule 3(t) hereto, no current stockholder, director, officer or employee of the Company or any of its subsidiaries, nor any “associate” (as defined in the rules and regulations promulgated under the Securities Act of 1933, as amended (the “Securities Act”), of the Company or any of its subsidiaries is presently, directly or indirectly through his, her or its affiliation with any other Person, a party to any transaction with the Company or any of its subsidiaries, providing for the furnishing of services by or to, or rental of real or personal property from or to, or otherwise requiring cash payments to or by any such Person (other than the payment of salaries and benefits to employees in the ordinary course of business).

(u) Offering Exemption.

Assuming the accuracy of the representations of the Investor in Section 4(a), the offering, sale, and issuance of the Shares are, or will be, exempt from registration under the Securities Act and the rules and regulations promulgated thereunder, and such offering, sale and issuance is also exempt from registration under applicable state securities and “blue sky” laws. The Company has made or will make all requisite filings and has taken or will take all action necessary to be taken to comply with such state securities or “blue sky” laws.

(v) Brokers.

Neither the Company nor any of its subsidiaries, nor any of the officers, directors, employees or stockholders of the Company or any of its subsidiaries, has employed any broker or finder in connection with the transactions contemplated by this Agreement.

(w) Registration Rights.

Except as set forth in the Registration Rights Agreement and in Schedule (w), no Person will have, on and after the Closing, any right to cause the Company or any of its subsidiaries to effect the registration under the Securities Act of any shares of Common Stock or any other securities (including debt securities) of the Company or any of its subsidiaries.

(x) Disclosure.

None of the Documents or any other document provided to the Investor by the Company pursuant to the Documents contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading as of the date thereof or the Closing Date. There is no fact known to the Company which materially adversely affects or in the future is likely to materially adversely affect the business, operations, affairs, condition, properties or assets of the Company.

(y) Governmental Grants.

Schedule 3(y) hereto includes a true and complete list and details of all grants, loans, tax relief or other benefits received by the Company or any of its subsidiaries from a Governmental Authority (collectively, “Grants and Benefits”). The Company is in compliance with all respective provisions, terms and conditions applicable to such Grants and Benefits.

(z) Directors and Officers.

The directors and officers of the Company and each subsidiary thereof are listed on Schedule 3(z) hereto. Except as set forth in the Stockholders' Agreement, on and after the Closing, neither the Company nor any of its subsidiaries will have any agreement, obligation or commitment with respect to the election of any individual or individuals to their respective board of directors or any committees thereof. Other than as set forth in Schedule 3(z) hereto, the respective boards of directors of the Company and its subsidiaries do not have any committees. All agreements, commitments and understandings of the Company and each of its subsidiaries, whether written or oral, with respect to any compensation to be provided to any of the Company’s or its subsidiaries' directors or officers have been fully disclosed to the Investor.

(aa) Insurance.

The Company has in full force and effect fire and casualty insurance policies, with extended coverage. A list of the Company’s or any of its subsidiaries', as the case may be, insurance policies is set forth in Schedule 3(aa) hereto. The Company and each of its subsidiaries, as the case may be, has complied with all conditions of such insurance policies and has not done or suffered anything to be done, which has rendered or might render any of the aforesaid policies of insurance void or voidable. There is no claim outstanding or asserted under any of such insurance policies or that has been disallowed or improperly filed, nor are there, to the best of the Company’s knowledge, any circumstances likely to give rise to any such claim. The Company has obtained “key man” life insurance payable to the Company on the life of Gal Trifon in an amount of not less than $2,000,000 (the, “Key-Man Life Insurance”) and with such terms and conditions as have been provided to Investor's counsel.

Section 4. Representations of the Investor.

The Investor represents to the Company as follows:

(a) Investment Representations.

(i) The Investor is acquiring the Shares and any shares of capital stock issuable upon the conversion thereof for its own account, for investment and not with a view to the distribution thereof, nor with any present intention of distributing the same.

(ii) The Investor understands that the Shares have not been, and any shares of capital stock issuable upon conversion of the Shares will not be, registered under the Securities Act, by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act, and that they must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from registration.

(iii) The Investor understands that the exemption from registration afforded by Rule 144 (the provisions of which are known to such Investor) promulgated under the Securities Act depends on the satisfaction of various conditions and that, if applicable, Rule 144 may only afford the basis for sales under certain circumstances and only in limited amounts.

(iv) The Investor has had a reasonable time prior to the date hereof to ask questions and receive answers concerning the terms and conditions of the offering of the Shares and the business and affaires of the Company, and to obtain any additional information which the Company possesses or could acquire without unreasonable effort or expense, and has generally such knowledge and experience in business and financial matters and with respect to investments in securities of privately held companies as to enable the Investor to understand and evaluate the risks of such investment and prospective investment in the Company and form an investment decision with respect thereto.

(v) The Investor is an “accredited investor,” as such term is defined in Rule 501 (the provisions of which are known to such Investor) promulgated under the Securities Act.

(vi) The Investor has all requisite power and authority to execute, deliver and perform the Documents and to consummate the transactions contemplated by the Documents, each Document constitutes a valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms.

(vii) The certificate evidencing the Shares (including any capital stock issued on conversion of the Shares) shall be endorsed with a legend substantially similar to the following (in addition to any legend required under applicable state or other securities laws):

THE SHARES OF CAPITAL STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES OR BLUE SKY LAWS AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF WITHOUT REGISTRATION UNDER THE ACT AND UNDER APPLICABLE BLUE SKY LAWS UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL THAT SUCH SALE, TRANSFER, PLEDGE OR OTHER DISPOSITION IS EXEMPT FROM REGISTRATION THEREUNDER.

(b)	Brokers and Finders.

No Person acting on behalf or under the authority of the Investor is or will be entitled to any brokers’, finders’, or similar fee or commission in connection with the transactions contemplated hereby.

Section 5. Prior or Simultaneous Actions for the Closing.

The obligation of the Investor to purchase the Shares at the Closing is subject to the fulfillment, or the waiver by the Investor, of each of the following conditions on or before the Closing (unless otherwise agreed to, no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered):

(a) Accuracy of Representations and Warranties.

The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and the Closing Date as if made on and as of the Closing Date, and the Investor shall have received a certificate of an authorized officer of the Company to such effect on the Closing Date.

(b) Compliance with Covenants.

The Company shall have performed and complied in all material respects with all agreements and covenants contained in the Documents as of the Closing Date, and the Investor shall have received, on the Closing Date, a certificate of an authorized officer of the Company attesting as to such compliance.

(c) No Material Adverse Change.

No Material Adverse Change shall have occurred (or shall be reasonably likely to occur) since the date of this Agreement.

(d) Due Diligence.

Prior to the Closing Date, the Investor shall have been satisfied in all respects with the results of its and its advisor's business, technology, legal, tax and accounting due diligence investigation of the Company and its subsidiaries.

(e) Restated Certificate.

The Restated Certificate shall have been filed with and accepted by the Secretary of State of the State of Delaware and shall have become effective. The By-Laws of the Company shall have been amended in a manner satisfactory to the Investor prior to the Closing Date.

(f) Stockholders’ Agreement.

The Stockholders’ Agreement shall have been executed and delivered by all parties thereto and shall be in full force and effect.

(g) Registration Rights Agreement.

The Registration Rights Agreement shall have been executed and delivered by all parties thereto and shall be in full force and effect.

(h) Required Consents.

All consents, approvals and other actions of, and notices and filings with, all Persons as may be necessary or required with respect to the execution and delivery by the parties of the Documents, and the consummation by the parties of the transactions contemplated thereby, shall have been obtained or made including all filings, consents and approvals required under any state securities laws and Sections 141, 228, 242 and 245 of the General Corporation Law of the State of Delaware, and an authorized officer of the Company shall deliver a certificate to the Investor to such effect on the Closing Date.

(i) Authorizing Actions of the Company.

Prior to the Closing Date, the Investor shall have received copies of all requisite corporate and stockholder actions taken by the Company to authorize the Company’s execution and delivery of the Documents to which it is a party and its consummation of the transactions contemplated thereby in the form attached hereto as Schedule 5(i).

(j) Opinion of Counsel.

The Investor shall have received the opinion dated as of the Closing Date of Pepper Hamilton LLP, US counsel to the Company in the form attached hereto as Schedule 5(j).

(k) Payment of Fees.

On or prior to the date of the Closing, the Company shall have reimbursed the Investor for the fees and expenses incurred by the Investor (including the fees and expenses of its legal counsel) in connection with the preparation, execution, and delivery of the Documents and the consummation of the transactions contemplated thereby, in an aggregate amount of $100,000 plus VAT, if applicable.

(l) Stock Certificates.

On the Closing Date, the Investor shall have received a stock certificate evidencing its purchase of the Shares hereunder.

(m) Waivers.

The Investor shall have received waivers executed by the Company's stockholders listed in Schedule 5(m)(1), substantially in the form attached hereto as Schedule 5(m)(2), with respect to any rights, including without limitation, preemption, rights of first refusal, rights of first offer, anti-dilution or participation, that the existing stockholders of the Company have or may have in connection with the issuance of the Shares (and any shares issued upon conversion of the Shares), the Repurchase and the Conversion of Shares, or any other rights not specifically set forth with respect to such stockholders in the Documents; except that each stockholder managed by Insight Venture Management LLC (the “Insight Funds”) shall not be required to waive its rights under Sections 7(a) and (c) of the Securities Purchase Agreement between the Company and the Insight Funds dated as of December 23, 2003.

(n) Directors’ and Officers’ Insurance.

The Company shall have obtained directors’ and officers’ liability insurance a copy of which is attached hereto as Schedule 5(n).

(o) Repurchase of Capital Stock.

The Company shall have provided to the Investor: (i) copies of duly executed repurchase agreements, substantially in the form attached hereto as Schedule 5(o), entered into by the Company and the individuals and entities listed on Annex II in connection with the Repurchase, (ii) a resolution of the Company's board of directors approving the Repurchase, and (ii) a certificate of an authorized officer of the Company certifying that the Repurchase has been duly performed and completed.

(p) Conversion of Shares.

(i) All shares of Preferred Stock other than Series A-1 Preferred Stock shall have been converted into shares of the Company's Common Stock on a one for one basis (the “Conversion of Shares”).

(q) Employee Stock Option Pool.

The Company shall have taken appropriate corporate measures prior to the Closing to increase its employee stock option pool by 1,400,000 shares of Common Stock.

(r) Indemnification Agreements.

The Company shall have entered into indemnification agreements, in a form attached hereto as Schedule 5(r), with the persons designated by the Investor to the Company's board of directors.

(s) Employment Agreements.

The Company shall have provided the Investor with copies of duly executed Employment Agreements, in forms reasonably satisfactory to the Investor by and between the Company or any relevant subsidiary thereof (as the case may be) and each of Gal Trifon, Ofer Zadikario and Nir Yaron.

(t) New ESOP.

The Company shall have adopted a new employee stock option plan, substantially in the form attached as Schedule 5(t) hereto.

(u) Management Agreement.

The Company and the Investor shall have entered into a management agreement in a form reasonably satisfactory to the Investor and the Company.

Section 6. Covenants.

Until the date of the closing of a firm commitment initial public offering of the shares of Common Stock of the Company (an "IPO"), the Company shall comply with the following agreements:

(a) Access to Records.

Subject to the undertakings of the Investor as set forth in Section 7 below, the Company shall, and the Company shall cause each of its subsidiaries to, afford to the Investor and its authorized employees, counsel, accountants and other representatives at reasonable times and upon reasonable notice, (i) full access at the Company’s and its subsidiaries' offices to true and correct copies of (A) all of its and their books of account, records and properties (including the right to review and copy the books of account and records, at the Investor's sole discretion, and the opportunity to inspect the Company's and its subsidiaries' properties at such times as the Investor may reasonably request) and (B) all documents, reports financial data and other information as the Investor may from time to time reasonably request and (ii) the opportunity to interview, consult with and advise any officer or director, representative, accountant, and other advisor of the Company or any of its subsidiaries regarding the Company’s or such subsidiary’s affairs.

(b) Budget and Business Plan.

Subject to the undertakings of the Investor as set forth in Section 7 below, at least 30 days prior to the beginning of each fiscal year of the Company, the Company shall deliver to the Investor: (i) annual management projections and budgets for the Company and its subsidiaries for such fiscal period, in form, methodology, and level of detail consistent with the budget for fiscal year 2007 previously delivered to the Investor and otherwise reasonably satisfactory to the Investor. Such budgets shall be deemed satisfactory if they shall have received the approval of the directors designated by the Investor. Each of the budgets to be delivered hereunder (including any revisions thereof) is referred to herein as a “Budget”; and (ii) a written business plan for such fiscal year.

(c) Financial Reporting.

Subject to the undertakings of the Investor as set forth in Section 7 below, the Company shall deliver to the Investor the following:

(i) within 60 days of the end of each of the Company's fiscal quarters, (A) the consolidated unaudited balance sheet of the Company and its subsidiaries at the end of such period, (B) the consolidated unaudited statements of income and cash flows of the Company and its subsidiaries for such period, and (C) the unaudited comparative statements of income of the Company and its subsidiaries for the year-to-date and the current Budget for the year-to-date, each as of the last day of such period;

(ii) within 90 business days after the end of each fiscal year of the Company, (A) the audited consolidated balance sheet of the Company and its subsidiaries at the end of such fiscal year, together with comparisons to the balance sheet of the Company at the end of the prior fiscal year, (B) the audited consolidated statements of income and cash flows of the Company and its subsidiaries for such fiscal year, together with comparisons to the statements of income and cash flows of the Company for the prior fiscal year, and (C) an audit report of a nationally-recognized firm of independent certified public accountants on such financial statements;

(iii) such other information as is generally distributed to the Company's stockholders; and

(iv) to the extent the Company is required by law or pursuant to the terms of any outstanding indebtedness of the Company to prepare such reports, any annual reports, quarterly reports and other periodic reports pursuant to Sections 13 or 15(d) of the Exchange Act of 1934, as amended, actually prepared by the Company, as soon as available.

All financial statements to be delivered under this Section shall be presented in accordance with the books and records of the Company and shall have been prepared in accordance with GAAP, except as otherwise noted therein, and with respect to quarterly financial statements, subject to the absence of footnotes and to year-end audit adjustments. At any time at which the Company has any subsidiaries or controlled Affiliates, all such financial statements shall be the consolidated financial statements of the Company and such subsidiaries and, if required by GAAP, such controlled Affiliates.

The Investor shall have the right to consult with and advise the management of the Company and its subsidiaries, upon reasonable notice at any time or from time to time, on all matters relating to the operation of the Company and its subsidiaries.

(d) Insurance.

The Company shall maintain customary directors and officers insurance reasonably satisfactory to the Investor. The Company shall maintain at all times the Key-Man Life Insurance. The Company shall at all times ensure that the Restated Certificate, the Company’s By-laws and the organizational documents of its subsidiaries shall each provide for indemnification of the Company’s and its subsidiaries' directors to the fullest extent permitted by applicable Law.

(e) Noncompetition Agreements and Related Matters.

The Company shall use all reasonable efforts to cause all future employees of the Company or of any of its subsidiaries to enter into an agreement with respect to non-competition, non-solicitation of customers and employees of the Company or any of its subsidiaries, non-disclosure of proprietary information and patent and invention assignment substantially similar in effect to the form currently used by the Company, or in such other form as approved from time to time by the board of directors of the Company.

(f) Notice of Disputes; Defaults.

The Company shall promptly notify the Investor of (i) the commencement of any Proceeding, against or affecting the Company or any of its subsidiaries which, if adversely determined, will reasonably be expected to result in a Material Adverse Change, and (ii) any default under any indebtedness of the Company or any of its subsidiaries.

(g) Conduct of Business.

The Company shall (i) take all actions required to assure that the Company and each of its subsidiaries remains duly organized, validly existing and, where applicable, in good standing under the laws of the jurisdiction of its incorporation, (ii) take all actions required to assure that the Company and each of its subsidiaries maintains all requisite Permits to conduct its business, and (iii) conduct its business, and cause each of its subsidiaries to conduct its business, in compliance with all Laws.

(h) Significant Events.

The Company shall promptly provide the Investor with written notice of any proposed public offering of shares of its Common Stock or any transaction that would constitute a Liquidation Event (as defined in the Restated Certificate) (a “Significant Event”). In connection with a Significant Event (excluding an IPO or QIPO (as defined in the Restated Certificate) to the extent such expenses are covered in the Registration Rights Agreement), the Investor shall be entitled to retain separate legal counsel (whose fees and expenses not to exceed $50,000 per Significant Event shall be paid by the Company) to review the proposed definitive documentation implementing such Significant Event and such counsel shall be afforded sufficient time and opportunity to review and comment on such proposed definitive documentation. The provisions of the second paragraph of this Section 6(h) shall terminate once no other stockholder shall have a similar right.

(i) Use of Proceeds.

The proceeds received by the Company from the sale of Shares on the Closing Date shall be used by the Company for the Repurchase and in accordance with the Company's Budget.

Section 7. Confidentiality.

The Investor agrees that any confidential information obtained pursuant to Sections 6(a)-(c) above will not be disclosed without the prior written consent of the Company (which will not be unreasonably withheld); provided that, this Section 7 will not apply to any disclosure to any partner of the Investor.

Section 8. Survival.

Irrespective of any investigation, inquiry or examination made by, for or on behalf of the Investor, or the acceptance by the Investor of any certificate or opinion, the covenants contained herein shall survive the Closing indefinitely and the representations and warranties in Section 3 hereof shall survive the Closing until the 90th day following the receipt by the Investor of the audited financial statements of the Company in respect of the year ending December 31, 2008.

Section 9. Fees and Expenses.

The Company shall pay, and hold the Investor and its representatives harmless against all liability for the payment of up to $10,000 of all costs and other expenses incurred by the Investor (including fees and expenses of counsel, accountants and other advisors) in connection with any additional investment round. The provisions of this Section 9 shall terminate once no other stockholder shall have a similar right.

Section 10. Assignment; Parties in Interest.

This Agreement shall bind and inure to the benefit of the parties and each of their respective successors and permitted assigns. The Company may not assign either this Agreement or any of its rights, interests, or obligations hereunder. The Investor may assign any of its rights hereunder with the consent of the Company; provided, however, that the transferee agrees to be bound by, and entitled to the benefits of, this Agreement as an original party hereto.

Section 11. Entire Agreement; Severability.

This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings among the parties with respect to such subject matter. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 12. Notices.

All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or if sent by nationally-recognized overnight courier, by facsimile, or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

if to the Company:

Eyeblaster Inc.

135 West 18th Street, 5th Floor New York, NY 10011

Telephone: 646-202-1320

Fax: 212-686-9208

Attention: Gal Trifon

with a copy to:

Eyeblaster Ltd.

POBox 2041,

Ra'anana, 43100 Israel

Telephone: 972-9776-0800

Fax: 972-9741-3338

Attention: Nir Yaron

and with a copy to:

Erdinast Ben Nathan & Co., Advocates

Museum Tower – 13th floor,

4 Berkowitz St., Tel Aviv

Fax: (+972) 3 777 0101

Attention: Roy Caner, Adv.

if to the Investor:

Sycamore Technologies Ventures L.P.

c/o BRM Group Ltd.

1 Bareket Building,

Airport-City, 70100,

Telephone: (+972) 3 9715100

Fax: (+972) 3 9715100

Attention: Eli Barkat

with a copy to:

Naschitz, Brandes & Co.

5 Tuval St.

Tel-Aviv, Israel 67897

Telephone: (+972) 3 623 5090

Fax: (+972) 3 623 5106

Attention: Sharon A. Amir, Adv.

or to such other address as the party to whom notice is to be given may have furnished to the other parties in writing in accordance herewith. Any such notice or communication shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery if a business day or, if not a business day, the next succeeding business day, (b) in the case of nationally-recognized overnight courier, on the next business day after the date when sent, (c) in the case of facsimile transmission, when received if a business day or, if not a business day, the next succeeding business day, and (d) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted.

Section 13. Amendments; Waivers.

The terms and provisions of this Agreement may only be modified or amended pursuant to an instrument signed by the Company and the holders of at least a majority of the Shares. Any waiver of any term or provision of this Agreement requested by any party hereto must be granted in advance, in writing, by the Company (if the Investor is requesting such waiver) or by the Investor (if the Company is requesting such waiver), as the case may be.

Section 14. Counterparts.

This Agreement may be executed in any number of original or facsimile counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

Section 15. Headings.

The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 16. Governing Law; Consent to Jurisdiction and Venue; Waiver of Jury Trial.

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any law or rule that would cause the laws of any jurisdiction other than the State of Delaware to be applied.

ANY PROCEEDING AGAINST THE PARTIES RELATING IN ANY WAY TO THIS AGREEMENT SHALL BE BROUGHT, ADJUDICATED AND RESOLVED EXCLUSIVELY TO AND IN THE COURTS OF THE STATE OF ISRAEL, AND THE PARTIES IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN RESPECT OF ANY SUCH PROCEEDING. EACH OF THE PARTIES IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH PROCEEDING IN THE COURTS OF THE STATE OF ISRAEL AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT

IN SUCH COURTS HAS BEEN BROUGHT IN ANY INCONVENIENT FORUM. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 17. Limitation of the Company’s Liability.

Other than in case of fraud, the total amount of liability of the Company for any damages, liability and loss (including taxes thereon) relating to or arising from breaches of Section 3 of this Agreement shall be limited to the amount that the Investor invested in the capital stock of the Company pursuant to this Agreement; provided, however, that no claim shall be initiated by the Investor in respect of the breach of Section 3 herein until the aggregate of all damages, liabilities and losses incurred by the Investor collectively shall exceed $100,000 and, in such case, the Company shall be liable for all damages, liabilities and losses incurred by the Investor without regard to such $100,000 threshold. The parties acknowledge that a diminution or reduction in the value of the Shares or the Company due to a breach of Section 3 herein shall constitute a damage, liability or loss incurred hereunder.

* * * *

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have executed and delivered this Series A-1 Preferred Stock Purchase Agreement on the date first above written.

EYEBLASTER, INC.

By:	/s/ Gal Trifon /s/ Nir Yaron
Name:	Gal Trifon / Nir Yaron
Title:	CEO / COO

SYCAMORE TECHNOLOGIES VENTURES L.P.

By:	/s/ Sycamore Technologies Ventures L.P.
Name:
Title: